UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

CHINA PHARMA HOLDINGS, INC.
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(Exact name of Registrant as specified in charter)

Delaware	001-34471	73-1564807
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

Second Floor, No. 17, Jinpan Road
Haikou, Hainan Province, China                  570216
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: +86 898-6681-1730 (China)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[ ]           Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2012, China Pharma Holding, Inc. (the “Company”) and Frank Waung, the Chief Financial Officer of the Company, mutually agreed that the current Employment Agreement by and between the Company and Mr. Waung was not to be renewed upon its expiration on April 28, 2012 and that Mr. Waung’s employment with the Company as Chief Financial Officer was terminated on April 29, 2012.

The Nominating and Compensation Committee of the Board of Directors (the “Committee”), in consideration of the past contributions made by Mr. Waung to the Company, granted Mr. Waung an amount of one hundred thousand (100,000) shares of the Company’s common stock, effective April 28, 2012.

In addition, effective April 28, 2012, the Committee authorized the termination of option to purchase one hundred eighty-five thousand (185,000) shares of common stock previously granted and became vested to Mr. Waung.  Accordingly, the Company entered into Amendment Agreement to Non-Qualified Stock Option Agreements with Mr. Waung on April 28, 2012.  A copy of the agreement is attached as an exhibit to this report and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

10.1	Amendment Agreement to Non-Qualified Stock Option Agreements dated as of April 28, 2012 by and between the Company and Mr. Waung

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2012

CHINA PHARMA HOLDINGS, INC.

By: / Zhilin Li
Name: Zhilin Li,
Title: President and Chief Executive Officer